Exhibit 99.2

March 10, 2010

Mr. Greg Seibly
President & CEO
Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

UST No. 183

Dear Mr. Seibly:

The United States Department of the Treasury (“Treasury”) is in receipt of your letter, dated March 2, 2010, in which you ask that Treasury consent to the request of Sterling Financial Corporation (“Sterling”) to exchange Treasury’s Preferred Stock (“CPP Preferred Stock”) issued by Sterling under the Capital Purchase Program (“CPP”) for shares of Sterling’s common stock. You have represented that in addition to the exchange of CPP Preferred Stock for common stock, Sterling is taking further actions to recapitalize the institution, such as raising at least $650 million in new common equity at an offer price of not greater than $0.20 per share and purchasing or redeeming outstanding trust preferred securities for a cash payment of not more than $0.20 per $1.00 face value of such securities. Additionally, you have requested Treasury’s consent to effect the purchase or redemption of certain trust preferred securities held by various investors, as required by Section 4.8(a)(ii) of the Securities Purchase Agreement, dated as of December 5, 2008 (“Securities Purchase Agreement”) between Sterling and Treasury.

Subject to the conditions set forth in this letter and adequate completion of the recapitalization plan, the character of such completion in Treasury’s sole discretion, Treasury will consent to the exchange of its CPP Preferred Stock to Mandatorily Convertible Preferred Stock (“Convertible Preferred”), with a dividend rate of 5% which steps up to 9% after five years from the date that Treasury acquired the CPP Preferred Stock. The Convertible Preferred will be convertible in whole at the option of Sterling, subject to adequate completion of your proposed recapitalization plan, as determined solely by Treasury. In making that determination, Treasury will evaluate the success of the tender offer for outstanding trust preferred securities and additional common equity raised from third parties. Treasury will also consent to the proposed purchase or redemption of the trust preferred securities held by investors and referenced above.

Treasury’s consent to the exchange of CPP Preferred Stock for Convertible Preferred also will be subject to (i) entering into definitive documentation acceptable to Treasury in its sole discretion, (ii) exchange of all CPP Preferred Stock and associated deferred dividends at a conversion price acceptable to Treasury in its sole discretion, and (iii) adjustment of the Warrant issued to Treasury on December 5, 2008 if so requested by Treasury. Furthermore, Treasury’s consent is based on the representations in your March 2, 2010 letter and Treasury expects Sterling to use best efforts to complete the recapitalization plan described in that letter.

This letter does not constitute an amendment to or modification or waiver of any term or provision of the Securities Purchase Agreement.

Please feel free to contact ________ of the Capital Purchase Program at ________ if  you would like to discuss this matter further.

Yours very truly,

/s/ Lori Bettinger

Lori Bettinger
Acting Director, Capital Purchase Program

cc: ________

United States Department of the Treasury